Exhibit 99.0

Badger State Ethanol, LLC Announces that it has secured $36.2 million in financing and has closed its Initial Public Offering of Class A Units.

September 5, 2001, MONROE, WISCONSIN.  Badger State Ethanol, LLC, a Wisconsin limited liability company, announced today that it has secured senior and subordinated debt financing for $36.2 million and has closed on its initial public offering of Class A Units.

On August 28, 2001, the Company entered into a $32.6 million credit facility from First National Bank of Omaha, consisting of $30.6 million in long-term financing and a $2 million revolving line of credit.  The credit facility is secured by substantially all of the Company’s assets.  The Company has also entered into a subordinated credit facility of $3.6 million from Alliant Energy – Wisconsin Power and Light Company to finance electrical infrastructure and other construction needs.

The Company’s closing of its initial public offering was contingent upon its raising at least $10 million from the sale of Class A Units and obtaining at least $31 million of senior debt and the amount of subordinated debt that it needed to complete the construction of the ethanol plant.  Pending satisfaction of these conditions, all funds were held in escrow.  The Company has met all of the closing conditions and has raised $18,054,000 from the sale of 18,054 Class A Units and secured $32.6 million in senior debt financing and $3.6 million in subordinated debt financing.

“Closing on its senior and subordinated debt and equity offering is a significant achievement for Badger State Ethanol since it allows the Company to move forward with the development of its business and the construction of the ethanol plant,” said Dr. Gary Kramer, Chief Executive Officer of Badger State Ethanol.  Construction of the ethanol plant began on July 16, 2001.  Fagen Inc., general contractor to the project, through their willingness to commence construction before the Company had secured necessary financing allowed the Company to maintain and push forward with its development plans.

About Badger State Ethanol, LLC

             Badger State Ethanol, LLC is a recently formed limited liability company in the process of developing and constructing a 40 million-gallon per year ethanol plant in Monroe, Wisconsin.  The principal products that the Company intends to produce are ethanol and animal feed.

FORWARD LOOKING INFORMATION

The above information contains forward-looking statements made within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by the Company’s periodic filings and Registration Statement on Form SB-2 filed with the Securities and Exchange Commission.  Actual results could and likely will differ materially from those anticipated depending on a variety of factors.  Information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including its Form SB-2 registration statement, and other SEC filings.  The Company does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.